Exhibit 10.11

GABLES RESIDENTIAL TRUST
As of February 25, 2002

Mr. C. Jordan Clark
3000 Rivermeade Drive
Atlanta, Georgia 30327

       In light of various changes in the senior executive management of Gables Residential Trust (the "Company") the Company accepts your resignation effective January 1, 2002 (the "Effective Date") from the office of Chief Investment Officer.  In return for your agreements contained herein, including your release of certain claims as described below and subject to your performance of your obligations under this agreement, the Company agrees, upon your execution of this letter, to the following:

  The Company will have paid your base salary at your current rate (representing $270,400.00 per year.), less applicable withholding and payroll taxes, through the Effective Date.
  The Company will pay your 2001 cash bonus (representing $229,840.00), and eight thousand four hundred (8,400) shares representing your 2001 performance share award based on the closing price of the Company's Common Shares as reported on the NYSE on February 22, 2002 ($29.75 per share), less applicable withholding and payroll taxes.  Such payment will be made to you by the Company on or about March 8, 2002.
  The Company further agrees to pay you fifty-two weeks of your base salary at your current rate (representing $270,400.00), an amount equal to your 2001 cash bonus (representing $229,840.00), and eight thousand four hundred (8,400) shares representing an amount equal to your 2001 performance share award based on the closing price of the Company's Common Shares as reported on the NYSE on February 22, 2002 ($29.75 per share).  The foregoing amount represents severance compensation payable to you pursuant to your employment agreement with the Company dated January 1, 1999.  Such payment will be made to you by the Company on or about March 8, 2002.
  The Company will not make any additional contributions to your 401(k) plan.
  If it has not previously done so, the Company shall provide you with notice of your rights to continue health insurance benefits after the Effective Date at your own cost pursuant to the law known as "COBRA."  Pursuant to applicable benefit plan terms and benefit practices, your eligibility to participate in the Company's other employee benefit plans and programs ceased effective on the Effective Date.  Your rights to benefits, if any, are governed by the terms of those benefit plans and programs.  Subsequent to the Effective Date, to the extent that you are eligible to continue to participate in the Company's group health plan pursuant to COBRA, all COBRA premiums, to the extent you choose to participate, will be your financial responsibility.
  Any unvested portions of the following stock options issued to you will become vested as of February 23, 2002. You will have until December 31, 2004 to exercise the following options:

15,000        options dated      May 16, 1995     at the exercise price of $20.375.

150,000      options dated      October 1, 1998  at the exercise price of $26.75.

In addition, you will have until January 19, 2004 to exercise the following stock options:

      19,568         options dated    January 19, 1994   at the exercise price of $22.50.

  All restricted share awards granted to you as of February 23, 2002 will be deemed fully vested as of the Effective Date.
  You will remain as a Class III (term expires in 2003) member of the Board of Trustees of the Company after the Effective Date.
  The Company agrees that, should you be sued in your capacity as a member of the Company's Board of Trustees, you will be entitled to coverage under the Board of Director's errors and omissions insurance to the extent applicable and the Company agrees to indemnify you to the same extent as all other members of the Board of Trustees.
  In consideration of the Company's agreement to provide you with the benefits set forth in provisions 1) through 9) above, which you acknowledge to be good and valid consideration, you voluntarily and knowingly agree as follows:

(i)        You agree to cooperate with the Company in the transitioning of your duties and responsibilities.

(ii)       You further agree to cooperate with the Company subsequent to the Effective Date with respect to any ongoing projects that remain uncompleted at the time of your departure.  You further agree to cooperate with, assist, and provide testimony at the request of the Company or its attorneys in any currently pending or future litigation involving the Company.

(iii)       For all times hereafter, you agree to protect and preserve the confidentiality of and safeguard the Company's proprietary and/or confidential information and to not use, directly or indirectly, for your benefit of for the benefit of another, or disclose to another, any of the Company's proprietary and/or confidential information unless disclosures that are deemed confidential to the Company are required by or pursuant to a court order or the demands of a public agency.  Confidential information will include, without limitation, information concerning the Company's financial affairs, strategic plans and objectives, business plans, proprietary statistics, reports, pricing information, customer data and contracts except to the extent that the information is available to the public.

(iv)       Prior to the Effective Date, you agree to deliver to the Company all documents embodying any of the Company's proprietary and/or confidential information.

(v)       Prior to the Effective Date, you agree to deliver to the Company all property owned by the Company and in your possession.

(vi)      You agree to abide by the non-solicitation provisions of Section 10 of the Amendment to Employment Agreement you entered into with the Company on March 16, 2001.

             As further consideration for the Company's obligations set forth herein, you voluntarily and knowingly, irrevocably and unconditionally, fully and completely and forever release the Company and its current or former trustees, officers, shareholders, employees, agents and attorneys, and all successors, assigns and affiliates of the foregoing or persons acting on behalf or through the foregoing (any and all of whom are hereinafter referred to as "Gables"), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney's fees and costs actually incurred), of any nature whatsoever, known or unknown (collectively, "Claims"), that you now have, own, or hold, or claim to have, own, or hold, or that you at any time had, owned, or held, or claimed to have had, owned, or held against Gables.  This general release of Claims includes, without implication of limitation, the complete release of all Claims of breach of express or implied contract; all Claims of wrongful termination of employment whether in contract or tort; all Claims of intentional, reckless, or negligent infliction of emotional distress; all Claims of breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; all Claims of interference with contractual or advantageous relations, whether prospective or existing; all Claims of deceit or misrepresentation; all Claims of discrimination under state or federal law, including, without implication of limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. 2000e    et seq., as amended, the Age Discrimination in Employment Act of 1967, 29 U.S.C. & 621  et seq., as amended; all Claims of defamation or damage to reputation; all Claims for reinstatement; all Claims punitive or emotional distress damages; all Claims for wages, bonuses, severance pay, vacation pay, back or front pay or other forms of compensation (other than payments and benefits expressly promised in this agreement); all Claims for attorney's fees and costs; and all Claims arising from any and all acts or failures to act in contravention of the Constitution, statutes or regulations of the United States or the constitution or regulations of any state or local government including, but not limited to, state or federal securities laws, claims of fraud, breach of fiduciary duty, deceptive trade practices and similar statutes in any state, or the Federal Racketeer Influenced and Corrupt Organizations Act.  This general release of Claims shall not be construed to include a release of Claims that arise from the Company's obligations under this agreement.

             Likewise, the Company agrees to release you from any and all claims, actions, demands and causes of action of whatever kind or character, whether now known or unknown, that it may have or claim to have against you that are in any way connected with your employment with the Company.

             In addition, you covenant and agree to keep the terms, conditions, and circumstances of your resignation from the Company, including this letter, confidential and to not aid, abet, assist or render assistance in any form to any person or entity pursuing, or that may in the future pursue, any claim against the Company or its trustees, officers, shareholders, employees, agents, attorneys or affiliates of any nature unless required to do so by law.

             This letter is intended by you and the Company to be a legally valid and binding agreement, to be construed in accordance with the laws of the State of Georgia.  You and the Company agree that this letter is not to be construed as an admission of liability to you whatsoever.   You and we agree that any legal proceedings instituted hereunder shall be conducted and litigated in the State of Georgia and the parties hereto consent to the jurisdiction and venue in the courts of the State of Georgia.  Nothing herein shall in any way limit or abridge the Company's right to seek injunctive or similar equitable relief for the enforcement of its right hereunder.

              In the event of any dispute, this agreement will be construed as a whole, will be interpreted in accordance with its fair meaning, and will not be construed strictly for or against either you or the Company.  In the event that any provision or portion of a provision of this agreement shall be determined to be unenforceable, the remainder of this agreement shall be enforced to the fullest extent possible as if such provision or portion of a provision were not included.  This agreement may be modified only by a written agreement signed by you and an authorized representative of the Company.

             This agreement sets forth the entire agreement between you and the Company and its trustees, officers, employees, agents, attorney and representatives relating to the separation of your employment from the Company and fully supersedes any and all prior agreements or understandings between the parties hereto, including the January 1, 1999 Employment Agreement executed by you and the Company, pertaining to the subject matter hereof.

Very truly yours,

GABLES RESIDENTIAL TRUST

 By: /s/ Chris D. Wheeler
      Chris D. Wheeler
      Chairman and Chief Executive Officer

              The law requires that you be advised and you are hereby advised to consult with an attorney prior to executing this agreement and release.  If you accept the terms of this agreement and release, it must be signed by you and returned to Joni Kay Bastuba on or before twenty-one (21) days from your receipt of this agreement and release. After the execution of this agreement and release, you have a period of seven (7) days in which you may revoke this agreement and release.  Notification of revocation should be in writing and returned to Joni Kay Bastuba.  The effective date of this agreement and release is eight (8) days after you execute this agreement and release.

             I have read and understood the foregoing agreement and release, have been advised to and have had the opportunity to discuss it with anyone I desire, including an attorney of my own choice, agree to its terms, acknowledge receipt of a copy of same, and the sufficiency of payments recited therein, and sign this agreement and release voluntarily.

 /s/ C. Jordan Clark                                       Date:   /s/ February 28, 2002

C. Jordan Clark